Exhibit 11


              BANDO McGLOCKLIN CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                   Three Months Ended        Six Months Ended
                                 ----------------------   ----------------------
                                        June 30,                June 30,
                                 ----------------------   ----------------------
                                    1999        1998         1999        1998
                                 ----------  ----------   ----------  ----------

Net income                       $  900,431  $  700,199   $1,798,531  $1,156,046

Determination of shares:

Weighted average common shares
outstanding (basic)               3,652,549   3,689,102    3,670,724   3,689,102

Assumed conversion of stock
options                               9,853       3,282        2,961       2,939
                                 ----------  ----------   ----------  ----------
Weighted average common shares
outstanding (diluted)             3,662,402   3,692,384    3,673,685   3,692,041
                                 ==========  ==========   ==========  ==========

Basic earnings per share         $     0.25  $     0.19   $     0.49  $     0.31
                                 ==========  ==========   ==========  ==========

Diluted earnings per share       $     0.25  $     0.19   $     0.49  $     0.31
                                 ==========  ==========   ==========  ==========


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